Company Contacts:

Randy L. Kotler
Chief Accounting Officer/ Interim Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Provides Update on Recent Events
Concerning the Transeastern Joint Venture

HOLLYWOOD, Fla., December 8, 2006 – TOUSA (NYSE: TOA) announced today that Deutsche Bank, in its capacity as administrative agent for the holders of the senior and mezzanine debt of the Transeastern Joint Venture, has filed suit against Technical Olympic USA, Inc. and TOUSA Homes, L.P. (collectively, “TOUSA”) in the Supreme Court of New York. Deutsche Bank seeks repayment from TOUSA for the Joint Venture’s debt obligations.

Deutsche Bank’s lawsuit comes days after TOUSA’s court filing on November 29, 2006 in the Circuit Court of Broward County, Florida seeking declaratory judgment that TOUSA has no current obligation to pay any amounts to the debt holders pursuant to the completion and carve-out guaranties issued to the mezzanine lenders.

In its November 29 filing, TOUSA maintained its position that the Joint Venture has not committed any misconduct and believes that Deutsche Bank’s allegations and assertions that the completion and carve-out guaranties issued to the mezzanine lenders have been triggered are without merit. TOUSA also stated in the filing that Deutsche Bank has attempted to unilaterally broaden the scope of the guaranties by demanding that TOUSA pay not just for damages (if any) caused by the alleged misconduct, but all amounts outstanding under the Mezzanine loans.

In its lawsuit, TOUSA claimed that “For Deutsche Bank entities to design a financing structure, extensively participate in preparing the financial information that was the basis for the financing, and claim approximately one year later that TOUSA, as limited guarantors, are somehow liable to pay the entire amount of certain of the loans, underscores the lack of merit in Deutsche Bank’s position. In part because of Deutsche Bank’s conduct and the positions it has taken in recent months, the operating venture has been starved of operating capital and other resources needed to meet its business objectives and continue to generate the revenue necessary to service a portion of its debt, including the Mezzanine Loans.”

Deutsche Bank was TOUSA’s sole financial advisor in connection with the Joint Venture’s acquisition of the assets of Transeastern Homes. Deutsche Bank and TOUSA have had an ongoing relationship since TOUSA’s inception in 2002. Deutsche Bank is the joint lead arranger and syndication agent in TOUSA’s revolving credit facility and in April 2006 was the sole book-running manager of TOUSA’s $250 million Senior Notes offering.

Notwithstanding the lawsuits, TOUSA remains committed to working with the lenders to achieve a global resolution.

TOUSA is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and TOUSA’s report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.